Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTURY NEXT FINANCIAL CORPORATION
ANNOUNCES RESULTS OF ANNUAL MEETING OF SHAREHOLDERS

Ruston, Louisiana (May 17, 2011) – Century Next Financial Corporation (the “Company”) (OTCBB: CTUY), the recently formed holding company of Bank of Ruston (the “Bank”), today announced that it had received approval of the four proposals presented to shareholders at the Annual Meeting held on Tuesday, May 17, 2011. At the Annual Meeting, shareholders approved the election of two directors for a three-year term, adoption of the 2011 Stock Option Plan, adoption of the 2011 Recognition and Retention Plan and ratification of independent registered public accountants.

In order to fund the 2011 Recognition and Retention Plan, the related trust may purchase up to 42,320 shares of the Company’s common stock in the open market. Purchases will be made from time to time at the discretion of management.

On September 30, 2010, the Bank converted from a mutual to stock form of organization as a wholly-owned subsidiary of Century Next Financial Corporation. The Company completed an initial public offering in which it issued 1,058,000 shares of its common stock for approximately $9.8 million in offering proceeds, net of offering expenses.

Bank of Ruston operates two full service banking offices in Ruston, Louisiana. As of March 31, 2011, Bank of Ruston had $98.0 million in total assets, $77.4 million in deposits and $18.4 million in total equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” We undertake no obligation to update any forward-looking statements.

CONTACT:
Benjamin L. Denny, President and Chief Executive Officer (318) 255-3733